Filed pursuant to Rule 433
Registration Statements Nos. 333-183618 and 333-183618-01
Relating to Preliminary Prospectus Supplement dated
June 1, 2015

U.S.$2,500,000,000 6.850% Global Notes Due 2115

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	U.S. Dollars
Principal Amount:	U.S.$2,500,000,000
Maturity:	June 5, 2115
Coupon Rate:	6.850%
Interest Basis:	Payable semi-annually in arrears
Day Count:	30/360
Interest Payment Dates:	June 5 and December 5
First Interest Payment Date:	December 5, 2015
Gross Proceeds:	U.S.$ 2,026,750,000
Issue Price:	81.070%
U.S. Treasury Benchmark:	2.500% due February, 2045
Benchmark Treasury Spot and Yield:	91-00/2.957%
Spread to Benchmark Treasury:	+549.3 bps
Yield to Investors:	8.450%
Make-Whole Call Spread:	+75 bps
Pricing Date:	June 1, 2015

Settlement Date:	June 5, 2015 (T+4)
Listing:	PGF intends to apply to have the notes approved for listing on the New York Stock Exchange
Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof
CUSIP:	71647N AN9
ISIN:	US71647NAN93
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Deutsche Bank Securities Inc. at 800-503-4611 and J.P. Morgan Securities LLC collect 1-212-834-7279.